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                                                                    EXHIBIT 14.1

                                    GTx, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

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                                   GTx, INC.
                      CODE OF BUSINESS CONDUCT AND ETHICS

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I.    INTRODUCTION.................................................................       1
II.   COMPLIANCE OFFICER...........................................................       1
III.  CONFLICTS OF INTEREST........................................................       2
      A.       Introduction........................................................       2
      B.       General Policy......................................................       2
      C.       Serving as a Director, Officer or Employee of Another Business......       2
      D.       Acceptance of Gifts and Other Favors................................       3
      E.       Potential Conflicts by Family and Friends...........................       4
      F.       Political Activities................................................       4
      G.       Bribery.............................................................       5
IV.   PROHIBITION ON TAKING CORPORATE OPPORTUNITIES OF GTx.........................       5
V.    BUSINESS CONDUCT AND FAIR DEALING............................................       5
      A.       General Policy......................................................       5
      B.       Dealings with Competitors...........................................       5
      C.       Dealings with Consultants, Contractors, Suppliers, Scientific
               Collaborators and Other Parties Doing Business with GTx.............       6
VI.   CONFIDENTIAL INFORMATION AND PRESERVATION OF RECORDS.........................       6
VII.  PROTECTION AND USE OF GTX PROPERTY...........................................       7
      A.       GTx Property........................................................       7
      B.       Use of Electronic Systems...........................................       7
VIII. COMPLIANCE WITH LAWS, RULES AND REGULATIONS..................................       7
      A.       General.............................................................       7
      B.       GTx Business Records................................................       7
      C.       Specific Policies Governing CEO and Senior Financial Officers.......       8
      D.       Insider Information and Securities Trading..........................       9
      E.       Health Care Laws and Regulations....................................       9
      F.       Fair Employment Practices...........................................       9
IX.   COMPLIANCE WITH AND ENFORCEMENT OF THIS CODE OF BUSINESS CONDUCT AND ETHICS..      10
      A.       General.............................................................      10
      B.       Questions Regarding Code............................................      11
      C.       Determination of Violations.........................................      11
      D.       Request for Waivers.................................................      12
      E.       Good Faith Reporting of Wrongdoing..................................      12
X.    DISCLAIMER OF EMPLOYMENT CONTRACT............................................      13
XI.   RESERVATION OF RIGHTS........................................................      13
XII.  CERTIFICATION................................................................      13
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                                    GTx, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

I.       INTRODUCTION

         GTx, Inc. (the "Company" or "GTx") is committed to achieving high standards of business and personal ethical conduct for itself, the members of its Board of Directors and all GTx personnel. Through performance in accordance with these standards, GTx, its Directors and all of its employees will earn and enjoy the respect of one another, the business and scientific research communities, our consultants, contractors, suppliers, scientific collaborators and the public.

         It is the personal responsibility of all Directors and employees to be familiar with all legal and policy standards and restrictions applicable to their duties and responsibilities, and to conduct themselves accordingly. In addition to the strictly legal aspects involved, all Directors and employees are expected to observe high standards of business and personal ethics in the discharge of their duties. This Code of Business Conduct and Ethics (the "Code") is designed to help ensure this.

         This Code applies to all Directors and employees of GTx in all places. "Employees" means an officer or employee of GTx and its affiliates, and it includes Executive Officers, unless otherwise stated. Certain parts of this Code may apply specifically to "Executive Officers," and are so indicated. "Executive Officer" means a member of GTx management so designated by resolution of the Board of Directors. All employees and Directors are required to read and understand this Code, and compliance with the policies set forth herein is required of all personnel.

         This Code is intended to comply with the Nasdaq Stock Market listing standards and the Sarbanes-Oxley Act of 2002. Directors and employees are encouraged to report violations, or suspected violations, of laws, regulations, or this Code using the processes described in Article IX of this Code or as otherwise provided for by the Board of Directors. GTx will not permit retaliation against Directors or employees for reports made in good faith.

II.      COMPLIANCE OFFICER

         In order to help ensure compliance with this Code, GTx has appointed a Compliance Officer who is GTx's General Counsel. The Compliance Officer will have the following duties:

         1.       Coordinate periodic reviews and update this Code as necessary;

         2. Ensure that each new employee is given a copy of this Code immediately after employment and that each such employee signs an acknowledgment that he or she has read, understands and supports this Code;

         3.       Maintain records related to this Code; and

         4. Perform such other activities as may be reasonably related to the foregoing or are required to ensure a successful application of the program contemplated by this Code.

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         The Compliance Officer shall make periodic reports to GTx's Chief
Executive Officer and Board of Directors concerning compliance with these requirements.

III.     CONFLICTS OF INTEREST

         A.       INTRODUCTION

         For purposes of our Code, a "conflict of interest" occurs when an individual's private interests interfere in a material way or appear from the perspective of a reasonable person to interfere in a material way with the interests of GTx as a whole. A conflict situation can arise when an employee or Director takes actions or has interests that may make it difficult to perform his or her responsibilities objectively and effectively. Ordinarily, a conflict exists when an outside interest could actually or potentially influence the judgment or actions of an individual in the conduct of GTx's business. Conflicts of interest may also arise when an employee or Director, or a member of his or her family, receives improper personal benefits as a result of his or her position at GTx.

         B.       GENERAL POLICY

         GTx must have the confidence of its consultants, contractors, suppliers, scientific collaborators and the public. Directors and employees must avoid conflicts or the appearance of conflicts, as discussed above. Specifically, employees should avoid any outside financial interests that might conflict with GTx's interests. Such outside interests could include, among other things:

         1. Personal or family financial interests in, or indebtedness to, enterprises that have business relations with GTx, such as relatives who are employed by or own an interest in consultants or suppliers.

         2. Acquiring any interest in outside entities, properties, etc., in which GTx has an interest or potential interest.

         3. Conduct of any business not on behalf of GTx with any consultant, contractor, supplier, scientific collaborator or any of their officers or employees, including service as a director or officer of, or employment or retention as a consultant by, such persons.

         Employees should report any material transaction or relationship that could result in a conflict of interest to GTx's Compliance Officer, or through such other processes as may be established by the Board of Directors.

         C.       SERVING AS A DIRECTOR, OFFICER OR EMPLOYEE OF ANOTHER BUSINESS

         GTx expects its employees to devote their full energies to their work. Therefore, an employees' outside activities must not give rise to a real or apparent conflict of interest with the employee's duties with GTx. Employees must be alert to potential conflicts of interests and be aware that they may be asked to discontinue any outside activity should such a conflict arise.

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         GTx employees must have written approval from the Compliance Officer in advance of accepting an appointment or position to serve as a director, partner, owner, officer or employee of any non-GTx business. Employees should submit in writing any requests for approval to the Compliance Officer stating the name and address of the proposed employer, the nature of the position and the expected hours of employment. If the service is permitted, then any employee acting in this dual capacity must inform the Compliance Officer of any matter affecting this dual responsibility at any time. Under no circumstances shall a Director or employee engage in any activity that competes with GTx.

         Notwithstanding the foregoing, volunteering in civic and charitable organizations is encouraged for GTx employees. To serve as a director or officer of a charitable or civic organization, an employee must obtain written approval from the Compliance Officer in advance of accepting the appointment. Participation in such activities shall not be deemed to be within an individual's scope of employment or authority as an employee, and GTx assumes no liability therefor.

         Directors are not considered employees of GTx and are not limited as to their outside employment by the provisions of this Section C. Directors who accept nominations to serve as directors of other public companies shall, in cases where such nominations have not previously been disclosed, notify GTx's Board of Directors in writing.

         D.       ACCEPTANCE OF GIFTS AND OTHER FAVORS

         The general purpose of gifts and favors in a business context is to create goodwill. If they do more than that, and appear to have the potential to unduly influence judgment or create a feeling of obligation, employees should not accept them. Employees may not solicit any kind of gift or personal benefit from present or potential consultants, contractors, suppliers or scientific collaborators. Employees are prohibited from accepting gifts of money (or monetary equivalents) or gifts that would be viewed as expensive or extraordinary by a reasonable person, whether solicited or unsolicited, from consultants, contractors, suppliers or scientific collaborators. Notwithstanding the foregoing, the following transactions are permitted and shall be considered an exception to the general prohibition against accepting things of value:

         1. Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with parents, children or spouse) when the circumstances make it clear that it is those relationships, rather than the business of GTx, that are the motivating factors;

         2. Acceptance of meals, refreshments, travel arrangements or accommodations, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by GTx as a reasonable business expense if not paid for by another party;

         3. Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars and similar items;

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         4.       Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement or holiday; or

         5. Acceptance of civic, charitable, education, or religious organizational awards for recognition of service and accomplishment.

         If there is any doubt regarding acceptability, the item should be refused or returned. In the case of a perishable gift, it may be contributed to a charitable organization in the donor's name. Also, the donor should receive written notification of the return or disposal of the gift and a reminder of GTx's policies, and GTx's Compliance Officer should be copied on such correspondence. If you encounter situations in which you are not sure of your obligations, you should consult GTx's Compliance Officer.

         Conversely, GTx will not tolerate any employee giving any gift, bribe, kickback, favor or any other item to anyone doing business with, or anyone who may do business with, GTx with the intent of influencing that party in a transaction or potential transaction with GTx.

         It is inevitable and desirable that you may have individual business and personal relationships with GTx's consultants, contractors, suppliers, scientific collaborators and others who do business with GTx even though such individual business and personal relationship is not connected with GTx's business. This policy is not intended to discourage such relationships. Any such business relationship should be on customary terms and for proper and usual purposes.

         E.       POTENTIAL CONFLICTS BY FAMILY AND FRIENDS

         There may be situations where the actions of family members and close personal friends may cause an employee a conflict of interest. For example, gifts or other benefits offered to an employee's family member by contractors or suppliers or potential contractors or suppliers are considered business gifts and are treated the same as if they were given to the employee. If an employee's spouse or relative is directly involved in a business that would like to provide products or services to GTx, the employee cannot use his or her position at GTx to influence the bidding process or negotiation in any way. If an employee's spouse or relative is a competitor of GTx, or is employed by one, you must disclose the situation to the Compliance Officer so GTx may assess the nature and extent of any conflict and how it can be resolved.

         F.       POLITICAL ACTIVITIES

         It is GTx's policy to comply with all laws relating to elections, voting and the political process. No employee of GTx, acting on GTx's behalf, may contribute or loan money or items of value to any foreign, federal, state or local political candidates or parties. Employees may, however, participate in and/or contribute to the political process as concerned individuals, through means which would include voting and the contribution of their own time and money, and participate in or make contributions to political action committees.

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         G.       BRIBERY

         Federal law and the laws of most states prohibit bribery, which is the act of giving anything of value to public officials with the corrupt intent of influencing an official act. These laws also prohibit unlawful gratuities, which is the act of giving or promising something of value to a public official because of an official act, either before or after the act has been done. Employees should clearly avoid even the appearance of such "quid pro quo" arrangements. Employees also shall observe all applicable United States and foreign laws, including the Anti-Kickback Act and the Foreign Corrupt Practices Act. No gifts or business entertainment of any kind may be given to any government employee, whether or not there is an intent to influence, without the prior approval of GTx's Compliance Officer.

IV.      PROHIBITION ON TAKING CORPORATE OPPORTUNITIES OF GTx

         Directors and employees of GTx owe a fiduciary duty to GTx and must advance its legitimate interests when possible. It is a breach of this duty for any such person to take advantage of a business or investment opportunity for his or her own or another person's personal profit or benefit when the opportunity is within the corporate powers of GTx and when the opportunity is of present or potential practical advantage to GTx. If such a person so appropriates a GTx corporate opportunity, GTx may claim the benefit of the transaction or business and such person exposes himself or herself to liability. It is GTx's policy that no Director or employee take a GTx corporate opportunity without the consent of the Board of Directors.

V.       BUSINESS CONDUCT AND FAIR DEALING

         A.       GENERAL POLICY

         GTx expects that all Directors and employees will perform their duties in a professional manner, in good faith using prudent judgment and in the best interests of GTx. Each GTx employee and Director must endeavor to deal fairly with GTx's consultants, contractors, suppliers, scientific collaborators, competitors and other employees. No employee or Director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of a material fact or any other unfair-dealing practice.

         B.       DEALINGS WITH COMPETITORS

         GTx is committed to fair competition. GTx seeks competitive advantages through superior performance, never through unethical or illegal business practices, stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner's consent or inducing such disclosures by past or present employees of other companies. The most important laws governing competitive practices in the United States are the federal anti-trust laws, which are designed to protect economic freedoms and promote competition. It is GTx's policy to fully comply with the anti-trust laws.

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         C.       DEALINGS WITH CONSULTANTS, CONTRACTORS, SUPPLIERS, SCIENTIFIC
                  COLLABORATORS AND OTHER PARTIES DOING BUSINESS WITH GTx

         1. Transactions with consultants, contractors, suppliers and scientific collaborators shall always be conducted at "arm's length."

         2. No employee shall misrepresent, circumvent, or conceal the nature of any material aspect of any transaction when dealing with a party doing business with GTx.

         3. If a relationship between an employee and a party doing business with GTx or a party that might do business with GTx exists, which potentially creates a conflict of interest, that employee shall remove himself/herself from all dealings with that party.

VI.      CONFIDENTIAL INFORMATION AND PRESERVATION OF RECORDS

         Much of the information developed by GTx, especially in research, is original, and its protection is essential to the continued success of GTx. Employees frequently have access to confidential information concerning GTx's business and the business of those entities who do business with GTx. Confidential information includes all non-public information, including trade secrets and other proprietary information, that might be of use to competitors or harmful to GTx or its affiliates if disclosed. Safeguarding confidential information is essential to the conduct of the business of GTx. Caution and discretion must be exercised in the use of such information, which should be shared only with those who have a clear and legitimate need and right to know.

         Employees shall maintain the confidentiality of GTx's business information, proprietary information and information relating to GTx's consultants, contractors, suppliers and scientific collaborators. Employees shall not use such information except for uses that are appropriate for GTx's business. Information regarding a consultant, contractor, supplier or scientific collaborator may not be released to third parties or government or other organizations, without the written consent of the consultant, contractor, supplier or scientific collaborator, unless required or permitted by law.

         It is GTx's policy to cooperate with all reasonable requests from government authorities. Whenever an employee becomes aware of an investigation which affects GTx or an entity doing business with GTx, or receives a request for information from a government authority, other than routine items requested in the ordinary course of business, he or she shall immediately notify GTx's Compliance Officer. Notwithstanding any GTx records retention guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending lawsuit or governmental or regulatory investigation or case filed in bankruptcy be removed, concealed, altered or destroyed. For purposes of this section, "records" means any hard copy, paper documents and electronic records, including, but not limited to, e-mail, voicemail and the contents of hard drives.

         Furthermore, all audit and audit review work papers shall be retained as required, in accordance with the rules promulgated by the Securities and Exchange Commission (the "SEC") under the Sarbanes-Oxley Act of 2002.

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VII.     PROTECTION AND USE OF GTX PROPERTY

         A.       GTx PROPERTY

         Employees and Directors have a duty to protect and conserve GTx property and to insure its continued use for proper purposes. All GTx assets shall be used for legitimate business purposes and not for personal gain. Employees of GTx are to take care and responsibility to safeguard the property of GTx within reason. GTx property includes, but is not limited to: (i) all physical property of GTx whether leased or owned by GTx and includes all fixtures; (ii) all books and records in possession of GTx; (iii) all marketing studies, advertising or promotional materials, logs, reports or any other forms or surveys that are in GTx's possession; and (iv) all proprietary software and technology.

         B.       USE OF ELECTRONIC SYSTEMS

         Electronic mail and e-mail systems (including electronic bulletin boards) are property of GTx and must be used primarily for business purposes. The use of e-mail must conform to the policies and values of GTx. Among other things, messages which violate any of GTx's policies or invite participation in illegal activities, such as gambling or the use and sale of controlled substances, are prohibited. Statements or images which, if made in any other forum, would violate any of GTx's policies, including, without limitation, policies against harassment or discrimination and the misuse of confidential information, are prohibited to the same extent in an e-mail message. E-mail systems may be used to transmit confidential or proprietary information only when such information is adequately protected. Subject to applicable laws and regulations, GTx reserves the right to monitor and review e-mail and voicemail as it deems appropriate.

         The Internet is an efficient and valuable business tool and is to be used primarily for business purposes. GTx reserves the right to access all information on Company computers, including but not limited to e-mail and history of internet usage, even where personal passwords have been assigned. If you have questions about the use of your computer, the Internet, e-mail or voice mail, please see the Compliance Officer.

VIII.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         A.       GENERAL

         Directors and employees must comply fully with applicable laws, rules and regulations at all times. In particular, Directors and employees should take note of laws, rules and regulations regarding the integrity of GTx's records, financial reporting, insider trading, health care laws and regulations and fair employment practices.

         B.       GTx BUSINESS RECORDS

         Accuracy, reliability and timeliness in the preparation of all business records, financial statements, reports to regulatory and other government agencies and other public communications is of critical importance to the corporate decision-making process and to the proper discharge of GTx's financial, legal and reporting obligations. All GTx business transactions shall be carried out in accordance with management's general or specific directives and with the highest standard of care. To this end, GTx shall:

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     -    comply with United States Generally Accepted Accounting Principles at
          all times;

     - maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

     - maintain books and records that accurately and fairly reflect GTx's transactions, assets, liabilities, revenues and expenses;

     - prohibit the establishment of any undisclosed or unrecorded funds or assets; and

     - maintain a system of internal controls that will provide reasonable assurances to management that material information about GTx is made known to management on a timely basis, particularly during the periods in which GTx's periodic reports are being prepared.

         False or misleading entries are prohibited. For example, no payment shall be requested, approved or made with the intention or understanding that it will be used for any purpose other than that described in the documentation supporting the payment. Compliance with accounting procedures and internal control procedures is required at all times. It is the responsibility of all employees to ensure that corporate accounting and internal control procedures are strictly adhered to at all times. If you suspect that any records or financial information are not being properly kept or are being falsified, immediately contact Compliance Officer.

         Only authorized officials of GTx are allowed to respond to inquiries for Company information from the media, investors, the financial community and others, and employees are to promptly refer all such inquiries to the authorized officials.

         In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it shall be unlawful and a violation of this Code for any officer or Director of GTx or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent or certified accountant engaged in the performance of an audit of GTx's financial statements for the purposes of rendering such financial statements materially misleading.

         C.       SPECIFIC POLICIES GOVERNING CEO AND SENIOR FINANCIAL OFFICERS

         The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by GTx with the SEC. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Disclosure Controls Committee any material information of which he or she may become aware that affects the disclosures made by GTx in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as required by rules promulgated by the SEC.

         The CEO and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning

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(a) significant deficiencies in the design or operation of internal controls, which could adversely affect GTx's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in GTx's financial reporting, disclosures or internal controls.

         D.       INSIDER INFORMATION AND SECURITIES TRADING

         The information contained below is a summary of GTx's Securities Trading Policy (the "Policy"), and employees are encouraged to consult the Policy for a complete description of the laws regulating stock transactions. Severe civil and criminal penalties can be imposed on individuals and corporations convicted of violations.

         1. Employees who know any "material" fact about GTx, which has not been disclosed to the public ("inside information") may not buy or sell GTx's stock until a reasonable amount of time has passed after the information has been disclosed to the public. "Material" information means facts that would be likely to cause the value of the stock to go up or down or that a reasonable shareholder would consider important in deciding whether to buy or sell. Examples include knowledge of new products or discoveries; unpublished clinical trial results; earnings or dividend figures; new contracts with consultants, contractors, suppliers or scientific collaborators; tender offers; acquisitions; mergers; and sales of businesses.

         2. In addition, employees can be legally liable if someone outside GTx trades in GTx stock based on a "tip" of inside information given by an employee. Company policy forbids giving confidential information about GTx to outsiders except under limited circumstances approved by the Compliance Officer.

         3. Specific additional legal restrictions on GTx stock trading apply to Executive Officers and Directors, who have been furnished with detailed explanations of these restrictions.

         E.       HEALTH CARE LAWS AND REGULATIONS

                  The pharmaceutical business, especially the approval and sale of pharmaceutical products, is subject to extensive governmental regulation. Many of these regulations are complex in nature, and employees must be aware of the requirements and take necessary steps to comply with them. The "Anti-Kickback Law" is one of several special health care laws that prohibits offering any inducement to a person intended to influence that person to recommend or purchase a health care product (including prescription medications) that may be reimbursed by Medicare or Medicaid.

         F.       FAIR EMPLOYMENT PRACTICES

         Race, Color, Religion, National Origin, Sex, Age, Covered Veteran Status and Disability. Employees at GTx are recruited, selected and hired on the basis of individual merit and ability with respect to the position filled. As a business comprised of talented and diverse team

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members, GTx is committed to the fair and effective utilization of all employees without regard to race, color, religion, national origin, sex, age, covered veteran status, disability or any other category protected by federal, state or local laws. Employees must remember that equal employment opportunity is critical in every aspect of the employment relationship. The relationship covers origin, training, working conditions, benefits, compensation practices, employment functions (including promotion, demotion, discipline, transfer, termination and reduction in force) and Company sponsored educational, social and recreational programs. GTx expects all of its employees to treat each other, regardless of title or position, with the fairness and respect necessary to maintain a place of employment that encourages each person to contribute to her or his fullest potential.

         Harassment. Every person conducting Company business, whether or not employed by GTx, must refrain from engaging in any verbal or physical conduct that could be construed as harassment. Such conduct may consist of making unwelcome sexual advances, or engaging in coercive behavior that is sexual in nature when the rejection of or submission to such conduct affects, either implicitly or explicitly, an employee's status of employment (e.g., pay, promotion, assignment, termination, etc.) or the business relationship of a consultant, contractor, supplier or scientific collaborator. In addition to offending, if not injuring, the victim of such conduct, sexual harassment is counterproductive to sound business policy.

IX.      COMPLIANCE WITH AND ENFORCEMENT OF THIS CODE OF BUSINESS CONDUCT AND
         ETHICS

         A.       GENERAL

         All employees are required to read, understand and refer to this Code. Compliance with the conduct policies set forth in this Code is required of all personnel. Enforcement is the direct responsibility of every supervisor. Supervisors may be sanctioned for failure to instruct their subordinates adequately or for failing to detect non-compliance, where reasonable diligence on the part of the supervisor would have led to the discovery of any problems or violations and given GTx the opportunity to correct them earlier.

         Employees should immediately disassociate themselves from taking part in any discussions, activities or other situations that they recognize to be potentially illegal or unethical. No supervisor may direct a subordinate to violate this Code. If an employee becomes aware of any illegal or unethical conduct or behavior in violation of this Code by anyone working for or on behalf of GTx, that employee should report it promptly, fully and objectively to the Compliance Officer or such other point of contact established by the Board of Directors. GTx will attempt to treat such reports confidentially and to protect the identity of the employee who has made the request to the maximum extent and as may be permitted under applicable law. All reports will be investigated. Upon receipt of credible reports of suspected violations or irregularities, the investigative party shall see that corrective action takes place appropriately.

THIS CODE SETS FORTH GENERAL GUIDELINES ONLY AND MAY NOT INCLUDE ALL CIRCUMSTANCES THAT WOULD FALL WITHIN THE INTENT OF THE CODE AND BE CONSIDERED A VIOLATION THAT SHOULD BE REPORTED. EMPLOYEES

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SHOULD REPORT ALL SUSPECTED DISHONEST OR ILLEGAL ACTIVITIES WHETHER OR NOT THEY
ARE SPECIFICALLY ADDRESSED IN THE CODE.

         B.       QUESTIONS REGARDING CODE

         General questions regarding this Code or the application of this Code to particular situations may be directed to GTx's Compliance Officer. Questions from Directors and Executive Officers may also be discussed with the Chairman of the Board of Directors or the Chairman of the Audit Committee.

         C.       DETERMINATION OF VIOLATIONS

         Determinations regarding whether a violation of this Code has occurred shall be made as follows:

                  (a) If the alleged violation under consideration concerns an Executive Officer or Director, the determination of the existence of any violation shall be made by the Audit Committee in consultation with the General Counsel and/or such external legal counsel as the Audit Committee deems appropriate.

                  (b) If the situation under consideration concerns any other employee, the determination of the existence of a violation shall be made by the person to whom the employee ultimately reports, in consultation with the General Counsel.

                  (c) Whoever makes the decision as to whether a violation has occurred shall document the decision and forward the documentation to the Compliance Officer, or such other point of contact established by the Board of Directors, for filing and retention. These files shall be available to the Internal Audit and Human Resources Departments.

                  (d) In determining whether a violation of this Code has occurred, the committee or person making such determination may take into account to what extent the violations were intentional; the qualitative and quantitative materiality of such violation from the perspective of either the detriment to GTx or the benefit to the Director, Executive Officer or employee, the policy behind the provision violated and such other facts and circumstances as they shall deem advisable under all the facts and circumstances.

         Acts or omissions that have been determined to be violations of this Code other than by the Audit Committee, under the process set forth above, shall be promptly reported by the Compliance Officer to the Audit Committee and by the Audit Committee to the Board of Directors.

         The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken if this Code has been violated. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code, and shall include written notices to the individual involved that the Board of Directors has determined that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board of Directors) and termination of the individual's employment.

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         D.       REQUEST FOR WAIVERS

         A waiver of a provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. Waivers will only be granted under extraordinary circumstances.

         1.       Process:

                  (a) If the request under consideration relates to an Executive Officer or Director, the determination with respect to the waiver shall be made by the Audit Committee, in consultation with the General Counsel and/or such external legal counsel as the Audit Committee deems appropriate and submitted to the Board of Directors for ratification.

                  (b) If the request under consideration relates to any other employee, the determination shall be made by the person to whom the employee ultimately reports, in consultation with the General Counsel unless such request is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Audit Committee.

                  (c) The decision with respect to the waiver requested shall be documented and forwarded to the Compliance Officer for filing and retention. These files shall be available to the Internal Audit and Human Resources Departments.

         2. All waivers of this Code (other than those approved by the Audit Committee) shall be promptly reported by the Compliance Officer to the Audit Committee and by the Audit Committee to the Board of Directors.

         3. Waivers shall be publicly disclosed on a timely basis, to the extent determined to be required or appropriate by GTx's Board of Directors in consultation with the General Counsel and/or external legal counsel, as the Audit Committee deems appropriate.

         E.       GOOD FAITH REPORTING OF WRONGDOING

         1. Employees of GTx are protected, to the extent provided by law, against retaliation by GTx when they provide information or assist in an investigation by federal regulators, law enforcement, Congress, or GTx itself, regarding conduct which the employee reasonably believes relates to fraud against GTx's shareholders.

         2. An employee or Director shall report such concerns to the General Counsel or the CEO and to the Audit Committee. The General Counsel or CEO may then arrange a meeting with the employee or Director to allow the employee or Director to present a personal and complete description of the situation. Alternatively, good faith reports of wrongdoing may be reported to such other point of contact as may from time to time be established by the Board of Directors.

                  (a) "Good faith report" shall mean a report of conduct defined as wrongdoing, which the person making the report has reasonable cause to believe is true and which is made without malice or consideration of personal benefit.

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                  (b)      "Wrongdoing" shall mean a violation which is not of a
merely technical or minimal nature of a federal or state statute or regulation or of this Code designed to protect the interest of the public or GTx.

                  (c) All good faith reports and resulting investigations will be kept confidential to the extent required by law.

         3. The Sarbanes-Oxley Act of 2002 requires that the GTx Audit Committee establish procedures for confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters. Employee complaints and reports of this nature shall be handled under the procedures established by the Audit Committee. Information regarding these procedures will be made available on GTx's website.

         Any employee who violates a provision of this Code is subject to applicable disciplinary action up to and including termination, and, where appropriate, the filing of a civil or criminal complaint. Directors who violate a provision of this Code are subject to such sanctions as the Board of Directors shall impose. Notwithstanding the foregoing, GTx also preserves and reserves its other rights and remedies against any individual who violates any provision of this Code, both at law and in equity.

X.       DISCLAIMER OF EMPLOYMENT CONTRACT

         This Code is neither an employment contract nor any guaranty of continued employment. The employment relationship between GTx and its employees is "at will." GTx's policies, guidelines and related procedures are subject to unilateral change by GTx at any time. A fuller discussion of these matters appears in the GTx Employee Manual.

XI.      RESERVATION OF RIGHTS

         GTx reserves the right to amend this Code, in whole or in part, at any time and solely at its discretion. Any amendments, to the extent determined to be required or appropriate by the Board of Directors in consultation with the General Counsel and/or any other legal counsel as the Audit Committee deems appropriate, shall be publicly disclosed on a timely basis.

XII.     CERTIFICATION

         Each Director and Executive Officer will be required to read or review this Code each year and certify, in writing, that he or she understands his or her responsibilities to comply with the guidelines and provisions set forth herein.

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